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                                                                     Exhibit 2.4

                                   GLENCORE AG
                               Baarermattstrasse 3
                                  CH-6341, Baar
                                   SWITZERLAND

                               September 22, 2004

Kaiser Aluminum & Chemical Corporation
Suite 2500
5847 San Felipe
Houston, Texas  77057

Kaiser Alumina Australia Corporation
Suite 2500
5847 San Felipe
Houston, Texas  77057

             Re: Agreement to Submit Qualified Bid for QAL Interests

Gentlemen:

      We refer to the draft Purchase Agreement dated September 22, 2004 ("Purchase Agreement") which is being entered into by and among Comalco Aluminium Limited, a Queensland corporation ("CAL"), Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("KACC"), and Kaiser Alumina Australia Corporation, a Delaware corporation ("Kaiser"), a copy of which is attached hereto as Appendix A. We also refer to (i) the draft Expedited Motion of Debtors and Debtors in Possession for (i) an Order Approving (a) Bidding Procedures for the Sale of Their Interests in and Related to Queensland Alumina Limited and (b) Certain Bid Protections with Respect to the Sale, and (ii) a Separate Order Authorizing Them to (a) Enter Into Purchase Agreement, (b) Sell Their Interests in and Related to Queensland Alumina Limited Free and Clear of Liens, Claims and Encumbrances, and (c) Assume and Assign Related Executory Contracts (the "Bidding Procedures Motion"), a copy of which is attached hereto as Appendix B; and (ii) the draft Expedited Motion of Debtors and Debtors in Possession for an Order (i) Approving the Entry Into an Overbid Agreement and (ii) Authorizing Them to Pay a Threshold Qualified Bid Fee in Connection With the Sale of Their Interests in and Related to Queensland Alumina Limited (the "Qualified Bid Fee Motion"), a copy of which is attached hereto as Appendix C. Unless otherwise indicated, all capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Purchase Agreement, the Bidding Procedures Motion or the Qualified Bid Fee Motion, as applicable.

      The undersigned acknowledges that KACC and Kaiser have informed the undersigned that they are entering into the Purchase Agreement with CAL and will file the Bidding Procedures Motion and the Qualified Bid Fee Motion together in reliance upon the undersigned's

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execution, delivery and performance of this letter agreement ("Agreement"). The undersigned confirms that it has completed its due diligence investigation with respect to the QAL Interests and hereby agrees, on the terms and conditions stated in this Agreement, to submit, through its indirectly wholly owned subsidiary, Pegasus Queensland Acquisition Pty Limited ("Pegasus"), a Qualified Bid to purchase the QAL Interests conforming to all requirements described in the Bidding Procedures Motion and including a Base Share Price of US$400 million. Without limiting the generality of the foregoing agreement, the form of Qualified Bidder Sale Documentation and related materials that shall be submitted as part of the Qualified Bid described herein shall be (i) the mark-up of the Purchase Agreement and the Exhibits and Schedules thereto attached hereto as Appendix D; (ii) a copy of the agreement described in the immediately preceding subclause executed by Pegasus; and (iii) an executed copy of the certificate attached hereto as Appendix E, setting forth certain statements of the undersigned relating to the Qualified Bid described herein. In addition to the foregoing, simultaneously with the submission of such Qualified Bid, the undersigned will make a deposit in the amount of $40,000,000 (the "Bid Deposit") in accordance with the terms of the Bidding Procedures Motion and an escrow agreement ("Escrow Agreement") to be entered into among Pegasus, KACC, Kaiser and Wilmington Trust Company, as escrow agent (the "Escrow Agent"), substantially in the form attached hereto as Appendix F.

      Kaiser and KACC hereby confirm that the delivery by the undersigned and Pegasus respectively, of the documents described in the preceding paragraph, together with the financial information previously provided to Lazard Freres & Co. LLC ("Lazard"), will, upon payment of the Bid Deposit to the Escrow Agent, constitute a Qualified Bid. Accordingly, the parties hereto acknowledge and agree that Clause 1.2.1 of the Escrow Agreement is not applicable. Furthermore, simultaneously with the execution and delivery of this Agreement, Lazard will deliver to the undersigned a written notice confirming that the undersigned, acting through Pegasus as described in this Agreement, is a Qualified Bidder.

      The undersigned hereby agrees to submit through Pegasus a Qualified Bid as described in the second paragraph of this Agreement within two business days after the Bankruptcy Court's entry of an order in the form annexed to Appendix C approving the Qualified Bid Fee Motion (the "Qualified Bid Fee Order") and simultaneously with the undersigned's receipt of the Qualified Bid Fee described in the following paragraph; provided that the Qualified Bid Fee Order is entered on or before October 15, 2004, or such later date as the parties agree. Such Qualified Bid shall remain binding for the period of time specified in the Bidding Procedures. Kaiser and KACC agree to use their respective commercially reasonable best efforts such that the Bankruptcy Court hearing on the Bidding Procedures Motion and the Qualified Bid Fee Motion occurs on September 27, 2004, or if not on such date, in any event on the first available Bankruptcy Court hearing date that occurs on or before October 15, 2004, if any. Furthermore, Kaiser and KACC agree not to amend the Bidding Procedures as set forth in the Bidding Procedures Motion prior to the entry of the Bankruptcy Court order approving such motion.

      In consideration of the undersigned's agreement to submit through Pegasus a Qualified Bid as described in the second paragraph of this Agreement, Kaiser and KACC shall, subject to the Bankruptcy Court's entry of the Qualified Bid Fee Order, jointly and severally pay or cause the payment to the undersigned of the Qualified Bid Fee in the amount of US$7,680,000 (plus any Australian goods and services tax legally required to be paid) within two business days after

                                      -2-
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the Bankruptcy Court's entry of the Qualified Bid Fee Order. The Qualified Bid
Fee shall be deemed earned by the undersigned immediately upon submission of the Qualified Bid, shall be final and non-refundable, and shall not be subject to avoidance for any reason whatsoever.

      For the avoidance of doubt, the parties acknowledge that the effectiveness of this Agreement is subject to the Bankruptcy Court's timely entry of the Qualified Bid Fee Order. If the Bankruptcy Court does not timely enter the Qualified Bid Fee Order, Kaiser and KACC shall not be obligated to pay the Qualified Bid Fee and the undersigned shall not be obligated to submit through Pegasus a Qualified Bid as described herein, although the undersigned, Pegasus or any of their respective affiliates shall have the right to do so.

      The undersigned acknowledges that Kaiser and KACC are entering into the Purchase Agreement with CAL in reliance upon the undersigned's agreement to submit through Pegasus a Qualified Bid for the QAL Interests as described in the second paragraph of this Agreement. Accordingly, if the Qualified Bid Fee Order is timely entered and the undersigned fails to submit such Qualified Bid, the undersigned agrees that the sole quantum of damages that will be suffered by Kaiser and KACC is equal to US$400 million less the higher of (i) the Base Share Price stated in the Purchase Agreement with CAL and (ii) the Base Share Price contained in any Successful Bid that is approved by the Bankruptcy Court following the Auction.

      Finally, we refer to the letter agreement among Kaiser, KACC, Comalco Limited and Rio Tinto Limited, a copy of which is attached as Exhibit B to the Bidding Procedures Motion. The undersigned agrees to cooperate with Kaiser and KACC to enable Kaiser and KACC to timely provide to CAL and Comalco such information relating to the undersigned and Pegasus as may be reasonably required for the purposes stated in the penultimate paragraph of such letter agreement.

      The parties agree that the governing law of this Agreement is the internal law of the State of New York, USA, without regard to principles of conflict of laws, and submit to the jurisdiction of the courts as set forth in Appendix G in any dispute arising out of or related to the transactions contemplated by this Agreement.

      If the foregoing accurately sets forth your understanding of the agreement between us, please so indicate by signing below.

                                          Sincerely,

                                          Glencore AG

                                          By: /s/ Steven J. Rejsman
                                              ---------------------------------
                                               Name: Steven J. Rejsman
                                               Title:   Authorized Signatory

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ACKNOWLEDGED AND AGREED:

Kaiser Aluminum & Chemical Corporation

By: /s/ Edward F. Houff
    -----------------------------------
    Name:  Edward F. Houff
    Title: Vice President

Kaiser Alumina Australia Corporation

By: /s/ Edward F. Houff
    -----------------------------------
    Name:  Edward F. Houff
    Title: Vice President

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                                   Appendix A

                           Comalco Purchase Agreement

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                                   Appendix B

                            Bidding Procedures Motion

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                                   Appendix C

                            Qualified Bid Fee Motion

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                                   Appendix D

                       Qualified Bidder Sale Documentation

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                                   Appendix E

                           Qualified Bid Certification

      Reference is hereby made to the Expedited Motion of Debtors and Debtors in Possession for (i) an Order Approving (a) Bidding Procedures for the Sale of Their Interests in and Related to Queensland Alumina Limited and (b) Certain Bid Protections with respect to the Sale, and (ii) a Separate Order Authorizing Them to (a) Enter Into Purchase Agreement, (b) Sell Their Interests in and Related to Queensland Alumina Limited Free and Clear of Liens, Claims and Encumbrances, and
(c) Assume and Assign Related Executory Contracts (the "Bidding Procedures Motion"), filed by the Debtors (as such term is defined in the Bidding Procedures Motion) with the United States Bankruptcy Court for the District of Delaware on September 22, 2004. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Bidding Procedures Motion.

      In connection with the submission by the undersigned, through its indirectly wholly owned subsidiary, Pegasus Queensland Acquisition Pty Limited ("Pegasus") of a Qualified Bid to purchase the QAL Interests in accordance with the procedures set forth in the Bidding Procedures Motion, the undersigned hereby certifies that:

1. The undersigned is prepared to cause Pegasus to enter into the transaction immediately upon completion of the Auction if the undersigned is the Successful Bidder by executing a revised Qualified Bidder Agreement (to the extent necessary if the Qualified Bidder Agreement is modified at the Auction) and consummating the transaction not later than 150 days following the entry of the Sale Approval Order.

2. The Qualified Bidder Sale Documentation submitted by the undersigned as part of its Qualified Bid shall remain binding during the applicable period described in "Return of Deposits" in the Bidding Procedures Motion.

3. Except for the letter agreement dated September 22, 2004 among the undersigned and the Sellers, there are no arrangements between the undersigned or any of its affiliates, on the one hand, and any unaffiliated third parties, including affiliates of Sellers, relating to the undersigned's Qualified Bid, or to participation by such third parties in the Auction, or to ownership or operation of the Assets Sold, such as joint venture agreements, with other potential bidders (except for the agreements and contracts described in the definition of Assumed Interests and Obligations).

4. Notwithstanding that the entity submitting the Qualified Bidder Documentation with respect to the Qualified Bid is Pegasus, the undersigned is financially responsible for such Qualified Bid and guarantees performance by Pegasus of the terms thereof.

Dated as of ______________, 2004.              Glencore AG

                                               By:_____________________________
                                                  Name:
                                                  Title:

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                                   Appendix F

                         Form of Bidder Escrow Agreement

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                                   Appendix G

                           Submission to Jurisdiction

      (a) The Bankruptcy Court will have jurisdiction over any dispute arising out of or related to the transactions contemplated by this Agreement through the date of entry of the order approving the final decree in the later of the Bankruptcy Cases of Kaiser of KACC to be resolved. The parties to this Agreement consent to the exclusive jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such dispute or action related thereto, and irrevocably waive, to the fullest extent permitted by applicable legislation, any objection that they may now or hereafter have to the laying of the venue of any such dispute in the Bankruptcy Court or that any such dispute brought in the Bankruptcy Court has been brought in an inconvenient forum.

      (b) Subject to the consent to the jurisdiction of the Bankruptcy Court described in Clause (a), each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of the State of New York, or if such court refuses to accept or does not have subject matter jurisdiction, then to the Supreme Court of the State of New York sitting in the County of New York, and the appellate courts having jurisdiction of appeals from such courts, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated thereby (but not in respect of any other matter) and each of the parties to this Agreement hereby irrevocably agrees that (without prejudice to the jurisdiction of any other court) all claims in respect of such dispute or any action related thereto may be heard and determined in such courts. The parties to this Agreement hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties to this Agreement agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.